ATHENS BANCSHARES CORPORATION REPORTS SECOND QUARTER 2011 RESULTS

Athens, Tennessee, July 29, 2011, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and six months ended June 30, 2011.  The Company’s net income for the three months ended June 30, 2011, was $217,000 or $0.08 per diluted share, compared to net income of $300,000 or $0.11 per diluted share for the same period in 2010.  For the six months ended June 30, 2011, net income was $731,000 or $0.28 per diluted share, compared to a net loss of ($106,000) or ($0.04) per diluted share for the six months ended June 30, 2010.  The net loss for the six months ended June 30, 2010 resulted primarily from a $1.1 million contribution to the charitable foundation formed by the Bank in connection with its conversion to the stock form organization, which was completed in January 2010.

Results of Operations – Three Months Ended June 30, 2011 and 2010

Net interest income after provision for loan losses decreased $3,000 or 0.17%, for the three months ended June 30, 2011 compared to the three months ended June 30, 2010.  Interest income increased $19,000 when comparing the two periods as the average balance of interest-earning assets increased from $258.9 million for the three months ended June 30, 2010 to $263.7 million for the comparable period in 2011. The average yield on interest earning assets decreased from 5.61% during the three months ended June 30, 2010 to 5.53% for the comparable period in 2011.   Interest expense decreased $288,000 as the average cost of interest-bearing liabilities decreased from 2.12% to 1.56% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $215.6 million for the quarter ended June 30, 2010 to $219.2 million for the comparable period in 2011.  The provision for loan losses increased $310,000 from $474,000 for the quarter ended June 30, 2010 to $784,000 for the quarter ended June 30, 2011.  The increase in provision for loan losses was primarily due to increases in specific loss reserves recorded on impaired loans and the decline in overall economic conditions.

Non-interest income decreased $38,000 to $1.1 million for the three months ended June 30, 2011 compared to $1.2 million for the same period in 2010.  The decrease was primarily due to a decrease in other non-interest income related to a life insurance benefit received during 2010, partially offset by increases in income related to debit cards, customer investment sales commissions and increases in cash surrender value of life insurance.

Non-interest expense increased $97,000 to $2.9 million for the quarter ended June 30, 2011 compared to $2.8 million for the quarter ended June 30, 2010.  The primary reason for the increase was an increase in salary and employee benefits expense due to the 2010 Equity Incentive Plan expenses related to stock options and restricted stock granted in December 2010 and January 2011, respectively.

Income tax expense for the three months ended June 30, 2011 was $59,000 compared to $114,000 for the same period in 2010.  The primary reason for the change was the decrease in taxable income during the 2011 period.

Results of Operations – Six Months Ended June 30, 2011 and 2010

Net interest income after provision for loan losses increased $376,000, or 8.95%, for the six months ended June 30, 2011 as compared to the same period in 2010.  Interest income increased $118,000 when comparing the two periods as the average balance of interest-earning assets increased from $256.4 million for the six months ended June 30, 2010 to $262.0 million for the comparable period in 2011.  The average yield on interest-earning assets decreased from 5.60% during the six months ended June 30, 2010 to 5.58% for the same period in 2011.  Interest expense decreased $569,000 as the average cost of interest bearing liabilities decreased from 2.14% to 1.58% when comparing the same two periods, while the average balance of interest bearing liabilities increased $4.0 million from $214.5 million to $218.5 million.  The provision for loan losses increased $311,000 from $684,000 for the six months ended June 30, 2010 to $995,000 for the six months ended June 30, 2011. The increase in provision for loan losses was primarily due to increases in specific loss reserves recorded on impaired loans and the decline in overall economic conditions.

Non-interest income increased $86,000 for the six months ended June 30, 2011 compared to the same period in 2010.  The increase was primarily due to an increase in income related to the sale of mortgage loans on the secondary market and an increase in commission income related to customer investment sales commissions.

Non-interest expense decreased $913,000 for the six months ended June 30, 2011 compared to the same period in 2010.  The primary reason for the decrease was the contribution of $1.1 million in stock and cash to the Athens Federal Foundation during the first quarter of 2010.

Income tax expense for the six months ended June 30, 2011 was $342,000 as compared to an income tax benefit of ($196,000) for the same period in 2010.  The primary reason for the change was the tax benefit received from the contribution to the Athens Federal Foundation in 2010.

Total assets increased $5.4 million to $283.4 million at June 30, 2011, compared to $278.0 million at December 31, 2010.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at June 30, 2011.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCHSARES CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	JUNE 30,			JUNE 30,
	2011		2010	2011	2010
Operating Data:
Total interest income	$ 3,648		$ 3,629	$ 7,304	$ 7,186
Total interest expense	856		1,144	1,731	2,300

Net interest income	2,792		2,485	5,573	4,886
Provision for loan losses	784		474	995	684
Net interest income after provision for loan losses	2,008		2,011	4,578	4,202

Total non-interest income	1,130		1,168	2,198	2,112
Total non-interest expense	2,862		2,765	5,703	6,616

Income (loss) before income taxes	276		414	1,073	(302)
Income tax expense (benefit)	59		114	342	(196)

Net income (loss)	$ 217		$ 300	$ 731	$ (106)

Net income (loss) per share, basic	$ 0.09		$ 0.11	$ 0.29	$ (0.04)
Average common shares outstanding, basic	2,551,782		2,777,250	2,548,426	2,777,250
Net income (loss) per share, diluted	$ 0.08		$ 0.11	$ 0.28	$ (0.04)
Average common shares outstanding, diluted	2,586,306		2,777,250	2,580,634	2,574,899

Performance ratios (annualized):
Return on average assets	0.30%	%	0.430%	0.52%	(0.08%)
Return on average equity	1.73		2.39	2.93	(0.44)
Interest rate spread	3.97		3.49	4.00	3.46
Net interest margin	4.24		3.84	4.25	3.81

	AS OF	AS OF
	JUNE 30, 2011	DECEMBER 31, 2010
FINANCIAL CONDITION DATA:
Total assets	$283,390	$278,015
Gross loans	206,579	203,352
Allowance for loan losses	4,551	3,965
Deposits	219,368	215,687
Securities sold under agreements to repurchase	1,765	795
Total liabilities	233,168	228,437
Stockholders' equity	50,221	49,577

Non-performing assets:
Nonaccrual loans	$1,299	$1,912
Accruing loans past due 90 days	22	127
Foreclosed real estate	635	1,087
Other non-performing assets	11	16

Troubled debt restructurings	$5,703	$6,057

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	2.20%	1.95%
Allowance for loan losses as a percent of non-performing loans	344.51	194.46
Non-performing loans as a percent of total loans	0.64	1.00
Non-performing loans as a percent of total assets	0.47	0.73
Non-performing assets and troubled debt restructurings as a percentage of total assets	2.71	3.31

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	20.97%	20.78%
Tier 1 capital (to risk-weighted assets)	19.86	19.63
Tier 1 capital (to adjusted total assets)	13.61	13.53

CONTACT:         Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111